AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment, dated as of June 28, 2001, is to the Employment
Agreement, dated as of August 20, 1997, by and between Northeast
Utilities (the "Company") and Michael G. Morris ("Executive"), as amended.

A. The following sentence is added at the end of Section 1.5 of the Employment Agreement:

          Notwithstanding anything to the contrary in this agreement, if at the end of the Employment Term Executive is at least age 60, in no event will the Special Retirement Benefit be of less value on an actuarial basis (determined by using the definition of "Actuarially Equivalent" in the Northeast Utilities Service Company Retirement Plan) than the benefit that would have been paid under the Supplemental Plan (including survivor benefits), assuming that in lieu of the Special Retirement Benefit, Executive had been eligible for a Make-Whole Benefit and a Target Benefit under the Supplemental Plan based only on service rendered for the Company and CMS.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

NORTHEAST UTILITIES                          EXECUTIVE


By: /s/ Gregory B. Butler                   /s/Michael G. Morris
Its Vice President, Secretary               Michael G. Morris
and General Counsel